As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-239351

Registration No. 333-147081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-239351)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-147081)

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	87-3916363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Rose Ave., Suite 200 North Bethesda, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Federal Realty Investment Trust 2020 Performance Incentive Plan

Federal Realty Investment Trust 2007 Employee Share Purchase Plan

(Full title of the plan)

Dawn M. Becker

Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

909 Rose Ave., Suite 200

North Bethesda, Maryland 20852

(301) 998-8100

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Justin Bintrim, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW

Washington, DC 20036

(202) 663-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company” or the “Registrant”), files these Post-Effective Amendments to the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on June 22, 2020 (Registration No. 333-239351) and November 1, 2007 (Registration No. 333-147081) (the “Initial Registration Statements”) as the successor registrant to the Predecessor (as defined below).

On December 2, 2021, the Predecessor, which was at that time named Federal Realty Investment Trust, announced that it intended to implement a corporate reorganization into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT (the “Reorganization”). Also on December 2, 2021, in connection with such intended Reorganization, the Predecessor entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with the Registrant, which was at that time named FRT Holdco REIT and was a wholly-owned subsidiary of the Predecessor, and FRT Merger Sub REIT (“Merger Sub”), which was at that time a wholly-owned subsidiary of the Registrant. Effective as of 12:00 a.m. on January 1, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor being the surviving entity and becoming a wholly-owned subsidiary of the Registrant (the “Merger”). At the effective time of the Merger, each outstanding capital share of the Predecessor was converted on a one-for-one basis into an equivalent capital share of the Registrant. In connection with the Merger, the Registrant changed its name to Federal Realty Investment Trust, the former name of the Predecessor.

Following the Merger, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Registrant’s common shares of beneficial interest, par value $.01 per share (the “Common Shares”), are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “FRT.” In connection with the Reorganization, the Registrant assumed the Predecessor’s obligations under the Federal Realty Investment Trust 2020 Performance Incentive Plan (the “2020 Plan”) and the Federal Realty Investment Trust 2007 Employee Share Purchase Plan (the “2007 ESPP”).

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. The information contained in these Post-Effective Amendments sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Initial Registration Statements is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Initial Registration Statements. The information required by Part I is included in documents sent or given to participants in the 2020 Plan and the 2007 ESPP pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated herein by reference:

(a) the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 11, 2021;

(b) the Predecessor’s Definitive Proxy Statement for its 2021 Annual Meeting of Shareholders, filed with the Commission on March 25, 2021;

(c) the Predecessor’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September  30, 2021, filed with the Commission on May  5, 2021, August  4, 2021 and November 4, 2021;

(d) the Predecessor’s Current Reports on Form 8-K  filed with the Commission on February  12, 2021, February  24, 2021, April  19, 2021, May  6, 2021, May  7, 2021, August  5, 2021, December 2, 2021 and January 3, 2022; and

(e) the description of the Common Shares contained in Exhibit 4.8 to the Predecessor’s Annual Report on Form 10-K filed with the Commission on February 10, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Common Shares offered hereby have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of these Registration Statements to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Registration Statements.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Trustees and Officers.

The Registrant’s declaration of trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former shareholder, trustee or officer of the Registrant or (ii) any individual who, while a trustee of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status. The Registrant’s declaration of trust also permits the Registrant, with approval of the Registrant’s Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any trustee, officer or shareholder or any former trustee, officer or shareholder, including any individual who, while a trustee, officer or shareholder and at the express request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, manager, member, partner or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any trustee or officer or any former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant’s bylaws obligate it, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant must have received from such trustee or officer (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant may, with the approval of its trustees, provide such indemnification or payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Registrant or a predecessor of the Registrant. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws will be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

Title 8 of the Corporations and Associations Code of the State of Maryland, as amended, provides that a shareholder or trustee of a Maryland real estate investment trust is not personally liable for the obligations of the real estate investment trust, except that a trustee will be liable in any case in which a trustee otherwise would be liable and the trustee’s act constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee’s duties. Title 8 further provides that a Maryland real estate investment trust may indemnify or advance expenses to trustees, officers, employees, and agents of the trust to the same extent as is permitted for directors, officers, employees, and agents of a Maryland corporation. Title 2 of the Corporations and Associations Code of the State of Maryland, as amended, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or certain related capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the trust if such director or officer has been adjudged to be liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on January 3, 2022 and incorporated herein by reference)

3.2	Articles of Amendment to Amended and Restated Declaration of Trust of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

3.3	Bylaws of Federal Realty Investment Trust effective January 1, 2022 (previously filed as Exhibit 3.3 to the Current Report on Form 8-K filed by the Company on January 3, 2022 and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed as Exhibit 24.1 to the Initial Registration Statements filed with respect to the 2020 Plan (Registration No. 333-239351) and the 2007 ESPP (Registration No. 333-147081) and incorporated herein by reference).

*	Included with this filing.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bethesda, State of Maryland, on January 3, 2022.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	Chief Executive Officer of the Company (principal executive officer) and Trustee of the Company	January 3, 2022

/s/ Daniel Guglielmone Daniel Guglielmone	Executive Vice President-Chief Financial Officer and Treasurer of the Company (principal financial and accounting officer)	January 3, 2022

* David W. Faeder	Trustee and Non-Executive Chairman of the Company	January 3, 2022

* Elizabeth I. Holland	Trustee of the Company	January 3, 2022

* Nicole Y. Lamb-Hale	Trustee of the Company	January 3, 2022

* Anthony P. Nader III	Trustee of the Company	January 3, 2022

* Mark S. Ordan	Trustee of the Company	January 3, 2022

* Gail P. Steinel	Trustee of the Company	January 3, 2022

*By:	/s/ Dawn M. Becker
Dawn M. Becker
Attorney-In-Fact